Exhibit 99(a)

                                                   News Release
First Commerce Corporation
New Orleans, Louisiana



                         April 15, 1998


CONTACT:                      Michael A. Flick (504) 623-1492
                               Holly E. Hobson (504) 623-2917


             FIRST COMMERCE CORPORATION DECLARES
                     ADDITIONAL DIVIDEND


      New Orleans -- First Commerce Corporation (NASDAQ-FCOM) declared today an additional cash dividend of 13.5 cents per share on the Corporation's common stock. The dividend is payable May 5, 1998, to holders of record on April 28, 1998.

      The additional cash dividend is intended to align First Commerce's dividend rate for the first quarter of 1998 with the dividend rate of BANC ONE CORPORATION. The merger of First Commerce with BANC ONE CORPORATION is expected to be completed in the second quarter of 1998.